Exhibit 21.1





                                  Subsidiaries

1. Stimsonite Paint Corporation, a Delaware corporation.

2. Stimsonite Europa Limited, a corporation organized under the laws of United Kingdom.

3. Stimsonite Australia Pty Limited, a corporation organized under the laws of New South Wales, Australia.

4. Stimsonite Hong Kong Limited, a corporation organized under the laws of Hong Kong, China.